Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 382-7366

investorrelations@sitestar.com

Sitestar Corporation Announces First Quarter 2018 Financial Results

Richmond, VA—May 11, 2018—Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today reported financial results for the quarter ended March 31, 2018.

Sitestar Corporation

For the first quarter ending March 31, 2018, comprehensive income (loss) attributable to Sitestar Corporation stockholders was ($143,371). The book value per share was 6.4 cents and the diluted book value per share was 6.2 cents. This is an increase of 11% on a diluted basis when compared to the book value per share of 5.6 cents as of December 31, 2017. This increase is primarily attributable to the share issuance as part of the Mt Melrose acquisition, the first step of which occurred during the Company’s first quarter.

Steven Kiel, Sitestar’s Chief Executive Officer stated, “Our goal is to grow book value per share over a long-term time period. Because of some accounting requirements and the timing of share issuances related to our Mt Melrose acquisition, there will be some changes in our book value per share over the next year that will be unrelated to our actual performance. We believe our diluted book value per share number is the most appropriate figure for shareholders to consider.

“Our income statement will also be a bit messy over the next few quarters as we onboard Mt Melrose, help bring it to scale, and complete the next stages of the acquisition. As you know, we do not make decisions based on short-term goals. We welcome shareholders who share our long-term time horizon and who appreciate the direction in which we are focused. Some quarters and years require internal investments that will not pay off until far into the future. Please take any short-term results, both good and bad, in the context that they deserve.

“Finally, I want to publicly welcome Jessica Greer to Sitestar as our vice president and chief of staff. Jessica joined us in February and has been a tremendous addition to the corporate team. The Company has already benefited from her expertise and experience over the past few months.”

Willow Oak Asset Management

Sitestar’s wholly owned asset management subsidiary, Willow Oak Asset Management, reported comprehensive income of $267,907 due largely to our direct investment in Alluvial Fund. Both Alluvial Fund and the Bonhoeffer Fund, with which we have a fee share agreement, have seen significant recent growth in their assets under management.

Exhibit 99.1

Mt Melrose

The acquisition of Mt Melrose will occur over several stages over the next year. We closed on the first stage in January, acquiring 44 residential and other income-producing properties. Mt Melrose’s primary strategy is to acquire, rehabilitate, and manage affordable residential properties in central Kentucky.

Our goal is to grow Mt Melrose’s net assets over time. Income statement results will fluctuate over short-term time periods. During the first quarter, Mt Melrose incurred a net loss of $136,807.

HVAC Operations

During the first quarter, HVAC operations incurred a net loss of $178,387 compared to a net loss of $62,938 during the first quarter of 2017. This subsidiary is subject to extreme seasonality. The results have been poorer than expected since its creation. Because of these results and a concern about the direction of the subsidiary, a management change occurred at the end of the first quarter. This change has led to a shift in HVAC’s operational priorities. We are guardedly optimistic that this change in direction will improve the subsidiary’s results.

Internet Operations

Management at Sitestar.net has continued to mitigate declining sales by focusing on operational savings. As a result, our internet revenue, while in slow decline, continues to enjoy impressive profit margins. Sitestar.net produced comprehensive income of $190,607 during the first quarter, which included $29,796 in one-time gains. This compares to comprehensive income of $215,562 during the first quarter in 2017, which included $54,309 of one-time gains. Comprehensive income was flat over that time period when removing those one-time gains.

EDI Real Estate

Our legacy real estate portfolio includes eight residential properties that are currently rented, vacant land, and one commercial property. One property was sold in the first quarter and one additional residential property is being prepared to be rented.

Annual Shareholder Meeting

Sitestar will be hosting our annual shareholder meeting on May 19, 2018, at 10am local time at the Squire Patton Boggs office at 1 E. Washington St., Suite 2700, Phoenix, AZ 85004. We invite all of our shareholders to join us for this event.

About Sitestar

Sitestar Corporation and its subsidiaries engage in several diverse business activities in the following industries: asset management, real estate, internet access, and home services. The company's philosophy is to centralize capital allocation decisions at the corporate level and decentralize operational decisions among subsidiary managers. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.

Exhibit 99.1

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.